Exhibit 10.54

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UFCW

United Food & Commercial Workers

588
NORTHERN CALIFORNIA

JACK L. LOVEALL
President
International Vice President

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COLLECTIVE BARGAINING
AGREEMENT

WITH

SWISS AMERICAN SAUSAGE CO.

APRIL 1,  2002 - APRIL 2, 2006

INDEX

	SECTION	PAGE

Classification Definitions	1.2	1
Discharge	4	4
Drivers	25	19
Dues Checkoff	19.4	17
Employment	3	3
Extension and Scope	27	19
General Benefits	16	14
Grievance and Arbitration	18	16
Health and Welfare	12	11
Holidays	7	7
Hours	5	5
Job Security	21	18
Jury Duty	15	14
Leaves of Absence	9	9
No Strike or Lockout	26	19
Overtime	6	6
Pensions/Retirement Benefits	14	13
Probation Period	1.4.3	2
Recognition and Jurisdiction	1	1
Savings Clause	24	19
Seniority	17	14
Separability	22	18
Sick Leave	13	12
Superannuated Employees	11	11
Transfer of Ownership	23	18
Union Affairs	19	17
Union Security	2	3
Vacations	8	7
Wages	10	10
Working Conditions and Safety	20	17

COLLECTIVE BARGAINING AGREEMENT
BETWEEN
UNITED FOOD & COMMERCIAL WORKERS UNION
588-NORTHERN CALIFORNIA
AND
SWISS AMERICAN SAUSAGE CO.

THIS AGREEMENT, is made and entered into by and between SWISS AMERICAN SAUSAGE CO., located at 251 D’Arcy Parkway, Lathrop, California, hereinafter referred to as the “Employer” or “Company,” and UNITED FOOD & COMMERCIAL WORKERS UNION, 588-NORTHERN CALIFORNIA, hereinafter referred to as the “Union.”

W I T N E S S E T H :

In order to establish working conditions which are fair and equitable to the Employer and all employees, the parties hereto agree to the following:

The parties to this Agreement recognize the competitive nature of the Industry and further agree that no employee will be required to work hours in excess of the working hours established in this Agreement.

SECTION 1.   RECOGNITION AND JURISDICTION

1.1     UNION RECOGNITION:  The Employer hereby recognizes the Union as the exclusive bargaining agent for all employees employed in the classifications set forth in Section 10 Wages hereof working in the plant of the Employer located in San Joaquin County, California.

1.2 CLASSIFICATION DEFINITIONS: It is understood and agreed that the following groups of employees shall be recognized as:

1.2.1     SAUSAGE MAKERS:  This group shall consist of Journeymen and/or Apprentices engaged in the processing and manufacturing of specialty sausage items, smoked, cooked, and cured meats and meat food products involving trimming and boning, grinding, formulating, and other preparation, chopping and mixing, hanging, tying and linking, stuffing casings, loaves and table work, cooking, smokehouse, steam cabinet, curing, and other work incidental to the above. The parties agree that all Sausage Makers or Apprentices promoted before August 1, 1998, shall be grandfathered into this classification and shall be credited towards the required number of Production Specialists.

1.2.2     PRODUCTION SPECIALIST: This group shall consist of a minimum of ten (10) Production Workers engaged primarily in processing and manufacturing of specialty sausage items, smoked, cooked, and cured meats and meat food products involving trimming and boning, grinding, formulating, and other preparation, chopping and mixing, hanging, tying and linking, stuffing casings, loaves and table work, cooking, smokehouse, steam cabinet, curing, and other work incidental to the above. Production Specialists shall have seniority as Production Specialists, but shall also have Production Worker seniority and can displace a less senior Production Worker in the event of layoff as a Production Specialist.

It is agreed and understood that the use of a Production Worker as herein described shall not result in the displacement of any current employee from his/her current classification of work. It is further agreed that, in the event of a reduction in the work force involving or

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affecting the kitchen, employees in the Production Worker classification shall be the first removed from the kitchen.

1.2.3 MAINTENANCE WORKERS: This group shall consist of employees engaged primarily in the maintenance and repair of the Employer’s equipment.

1.2.4 SANITATION WORKERS: This group shall consist of employees engaged primarily in the sanitation and cleaning of the work place.

1.2.5     ROTATION WORKERS:  This group shall consist of employees engaged primarily in the rotation of the Employer’s hanging products throughout the plant. Rotation Workers shall have seniority as a Rotation Worker, but shall also have Production Worker seniority and can displace a less senior Production Worker in the event of layoff as a Rotation Worker.

1.2.6     WORKING FOREPERSON:  A Working Foreperson shall not be disciplined by the  Union or discriminated against in any way for exercising discretionary duties on behalf of Management or effectively recommending courses of action to Management.

1.2.7     SUPERVISORS: Supervisors will not be a part of the bargaining unit, will not be required to join the Union, but will be permitted to perform whatever work the Company assigns; provided, however, that the number of Supervisors shall be limited to a number equal to ten percent (10%) of the number of bargaining unit employees.

1.2.8     OWNER’S FAMILY MEMBERS: It is agreed and understood that officers and their immediate family may, if assigned to perform bargaining unit work, become members of the Union on the same terms and conditions membership is made available to all other bargaining unit employees provided that the officer is stationed in the jurisdiction of this Agreement and these family members do not cause the displacement of any current employee.

1.3      PERFORMANCE OF BARGAINING UNIT WORK: The Employer agrees that only employees included in the bargaining unit shall perform any of the work coming within the jurisdiction of this Agreement, provided, however, that nonbargaining unit employees may perform bargaining unit work, where necessary, for emergencies beyond the control of the Employer, work in the instruction or training of employees and testing materials in production.

1.4 EMPLOYEE STATUS:

1.4.1 REGULAR EMPLOYEE: A regular employee is one who has completed the probationary period for all new employees in accordance with Section 17 Seniority hereof.

1.4.2     EXTRA EMPLOYEE: An extra employee is any employee hired either to relieve a regular employee or to supplement the existing force. Extra employees shall not be employed to displace regular employees. An extra employee who works forty-five (45) workdays for the same Employer within a twelve (12) month period shall become a regular employee for the purposes of benefit eligibility. Extra employees may be scheduled less than forty (40) hours per week. Regular employees on layoff shall be hired first. No extra employees will be hired when regular employees in the same classification are on layoff. It is agreed and understood that assignment of employees to work less than forty (40) hours per week within the meaning of this provision, shall not operate to replace any existing employees and, further, the hiring of employees to work less than forty (40) hours per week shall not be done for the purpose of permanently replacing full-time positions. In the event of a reduction in force, those employees regularly scheduled to work less than forty (40) hours per week shall be laid off prior to the layoff of any regular employees.

1.4.3 PROBATIONARY EMPLOYEES: A probationary employee is one who has not yet completed the required forty-five (45) workdays of trial employment with the current

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Employer, as specified in Section 17 Seniority herein. New employees to the Industry hired on or after April 1, 1988, shall not be entitled to health and welfare contributions, holidays, funeral leave, sick pay, and jury duty pay during the probationary period.

1.5     MANAGEMENT RIGHTS: The Employer shall have the right to the general management of all operations and the direction of the work force, including, but not limited to, the right to hire, transfer, promote, maintain discipline and efficiency, layoff, establish new processes or use new equipment, establish schedules of production, and to extend, limit, or curtail its operations. Nothing in this Agreement shall be construed, by any manner or means, to preclude the subcontracting of work by the Company or to require the Company to perform work at this plant, rather than elsewhere, so long as the rights specified herein are not exercised in a manner inconsistent with this Agreement.

SECTION 2.   UNION SECURITY

2.1     UNION MEMBERSHIP:  Every person performing work covered by this Agreement who is a member of the Union on the effective date of this Section shall, as a condition of employment or continued employment, remain a member of the Union. Every person employed to perform work covered by this Agreement shall, as a condition of employment, be a member of the Union or shall, within a period of thirty-one (31) days after the effective or execution date of this Agreement, whichever is later, become a member of the Union.

2.2     MAINTENANCE OF MEMBERSHIP:   The Employer shall discharge every person who has failed to comply with the provisions of Subsection 2.1 above at the end of the workday during which notice of such noncompliance is received. The Employer further agrees not to again employ or reemploy any person(s) so discharged until he/she is a member of the Union; provided, however, in the event that the Labor Management Relations Act, as amended, is applicable to this Agreement, the provisions of this sentence of this Subsection 2.2 shall not be applied until a final administrative or judicial decision has been rendered which would permit its application under the Act.

2.3     APPLICANTS FOR MEMBERSHIP:  Membership in the Union shall be available to persons employed in work covered by this Agreement upon terms and qualifications not more burdensome than those applicable generally to other applicants for such membership.

SECTION 3.   EMPLOYMENT

3.1     NO DISCRIMINATION:  The Employer shall have sole responsibility for and full freedom in the selection, employment, and discharge of persons employed or to be employed in work covered by this Agreement, subject to the provisions of this Agreement, provided that there shall be no discrimination because of membership or nonmembership in or participation or nonparticipation in the activities of the Union. The Employer will not discharge or discriminate against any employee for upholding lawful Union principles such as serving as an officer or other representative of the Union, soliciting membership in the Union, wearing Union buttons, distributing Union literature, or attending Union meetings provided that such activity does not interfere with his/her work. The Employer will not discharge or discriminate against any employee for failing or refusing to purchase stock, bonds, securities, or any other interest in any corporation, partnership, or company.

3.2     HIRING NOTIFICATION:  An Employer who desires to employ a person in work covered under this Agreement shall inform the Union of the number and qualifications of persons desired and the location of the job site in advance of the time that such persons are required.

3.3     HIRING CONSIDERATION: In the hiring of new employees, the Employer agrees that it will give equal consideration to all applicants, including those referred by the Union. The Employer and the Union will not discriminate against any employee with regard to compensation or terms and conditions of employment because of such individual’s race, color, religion, sex, age (to the extent

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provided by law), or national origin; nor will they limit, segregate, or classify employees in any way to deprive any individual employee of employment opportunities because of their race, color, religion, sex, age (to the extent provided by law), or national origin. Any reference to the male gender in this Agreement shall be in the generic sense and it shall refer equally to either sex without discrimination, as provided above.

3.4     UNION NOTIFICATION:  The Employer shall notify the Union within one (1) week of the name, address, social security account number, and classification of every such person employed in work covered by this Agreement, together with the date of such employment and the location of the place or prospective place of employment. Whenever a person is rejected for or discharged from such work, the Employer shall, upon request of the Union, notify the Union of the reason or reasons therefor. The notification required by this Subsection shall be made, in writing, within forty-eight (48) hours after such request. Any employee hired shall report to the Union within one (1) week after the date of employment to fill out and sign applications, forms, and papers for health and welfare, dental, and pension purposes.

SECTION 4.   DISCHARGE

4.1     PROHIBITION AGAINST DISCHARGE:  No employee covered by this Agreement shall be suspended, demoted,  or discharged without just and sufficient cause. Discharge for failure to comply with Section 2 Union Security, Subsection 2.1 of this Agreement shall be deemed a discharge for cause. Before an employee is suspended for more than three (3) days or discharged, he/she shall receive written warning of unsatisfactory conduct and a copy of such notice shall be sent to the Union. Such written warning shall not be effective for suspension actions for more than nine (9) months. The employee receiving such warning shall be given reasonable opportunity to rectify or change such conduct. The notice and warning required by this Subsection need not be given to employees disciplined for, but not limited to, any gross violation of reasonably acceptable conduct.

4.2     NOTICE FROM INSURANCE CARRIER: When an insurance carrier notifies the Employer that the firm’s vehicle insurance is being canceled because of a driver’s record of on-the-job driving on file with the California Department of Motor Vehicles, that driver may be transferred to another job, if available, where he/she shall have seniority as a new employee or, if no job is available, he/she may be laid off pending the results of the grievance procedure.

4.3     RIGHT OF APPEAL:   Any employee claiming unjust dismissal, demotion, or suspension shall make his/her claim therefor to the Union within ten (10) working days of such dismissal, demotion, or suspension, and the Union will, that day, notify the Employer by telephone and confirm in writing, otherwise no action shall be taken by the Union. If, after proper investigation by the Union and the Employer, it has been found that an employee has been disciplined unjustly, he/she shall be reinstated with full rights and shall be paid his/her wages for the period he/she was suspended, demoted, or dismissed. Investigation of any claims shall be made within ten (10) days of the making of such complaint by the employee. Any dispute arising out of such suspension, demotion, or discharge shall be processed under Section 18 Grievance and Arbitration of this Agreement.

4.4     NOTIFICATION OF DISCHARGE: When an employee is discharged, the Employer must give written notice to the employee, stating the reasons for such discharge, and the Union shall receive a copy of said notice. Upon written notification by the Union of an employee holding a second job, the Employer will either terminate the employment of the employee or require that he/she resign his/her second job. Where an employee is holding a full-time second job, the Employer, five (5) working days after written notice to the employee requesting he/she resign his/her second job, may terminate him/her if he/she does not do so.

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SECTION 5.   HOURS

5.1     HOURS OF OPERATION: The hours of operation of the Employer’s facility shall be as hereunder provided and shall apply to all employees of the Employer covered herein. Hours worked in excess of eight (8) straight-time hours in a day or in excess of forty (40) straight-time hours in any week shall be paid at one and one-half (1-1/2) times the straight-time rate.

5.2     POSTING REQUIREMENT: All regular employees shall have their schedule posted by Friday noon for the following workweek. It shall not be changed except by reason of an act of God or other reason beyond the reasonable control of the Employer. The schedule shall show the full name of the employee, the starting times, and the days scheduled for him/her during the following week, in ink or typewritten.

5.3     SCHEDULE OF SHIFT: All first-shift hours shall be regularly scheduled to commence no earlier than 4:30 a.m., and no later than 10:00 a.m. The second-shift hours shall commence on or after 10:00 a.m., and no later than 5:00 p.m. The third-shift hours shall commence on or after 5:00 p.m., and before 5:00 a.m. All work commenced on or after 10:00 a.m., but no later than 5:00 p.m., shall be paid for at the rate of the second-shift premium for all hours worked. All work commenced on or after 5:00 p.m., and before 5:00 a.m., shall be paid at the third-shift premium for all hours worked.

5.4     GUARANTEED WORKWEEK:  Regular employees shall be guaranteed payment for and expected to work eight (8) hours each day, forty (40) hours for each week, subject to the addition of all premium and overtime provisions, unless such work ceases to be available by reason of an act of God or other reason beyond the control of the Employer. Employees unable to work eight (8) hours a day, forty (40) hours a week shall provide a reasonable explanation and verification of the reason of absence where appropriate and in compliance with the provisions of this Agreement.

5.5     EXTRA EMPLOYEES WORKWEEK:  Extra employees may be scheduled to work less than forty (40) hours per week. Extra employees shall be scheduled to work in accordance with their seniority. Extra employees scheduled to work less than forty (40) hours shall be scheduled as work is available.

5.6     REGULAR WORKWEEK: The regular workday shall consist of eight (8) hours within nine (9) hours, Monday through Friday, inclusive; provided, however, it is agreed and understood that the Employer may, during the course of this Agreement, with seven (7) calendar days’ notice to the Union, institute a Tuesday through Saturday workweek. This workweek shall be comprised of a regular crew and established only for the purpose of expanding production capability. This workweek shall be offered on a voluntary basis to existing employees and shall not be used to reduce existing Saturday overtime opportunities.

5.7     MINIMUMS: Five (5) days consisting of eight (8) working hours per day, forty (40) hours Monday through Friday, inclusive, except as otherwise herein provided, shall constitute a workweek for all eligible employees except that during a week in which a holiday falls, the workweek shall consist of thirty-two (32) hours. Employees called to work will be provided with a minimum of eight (8) hours’ work or pay in lieu of work, such pay to start from the hour the employee is required to report for work, except in case of matters beyond the control of the Employer. Employees doing security inspection or quality control shall be guaranteed a minimum of one (1) hour of work or pay in lieu thereof.

5.8     BID ON JOB SHIFTS: Employees shall have the right to bid on job shift assignments in the order of their seniority except that no employee shall have this opportunity more often than once in every six (6) month period, except when a shift is reestablished within the six (6) months. It is understood that this privilege shall not result in chain bumping. When a shift is discontinued, the senior employee shall have the right to bid on the job classification in the existing shift.

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5.9     CALL BACK: An employee called back to work within twelve (12) hours from the end of his/her shift shall be paid at one and one-half (1-1/2) times his/her applicable rate for the hours worked prior to the expiration of such hours.

5.10     MEAL PERIODS: All employees shall receive one (1) full uninterrupted hour for a meal period or, by mutual agreement between the employees, the Employer, and the Union, one-half (1/2) hour approximately in the middle of the workday, and in no event shall an employee work more than five (5) hours before any meal period. In agreeing on lunch periods, the parties will consider the requirement set by the USDA for Meat Inspectors.

5.11     REST PERIODS:  All employees shall receive two (2), fifteen (15) minute rest periods in an eight (8) hour day. Employees working beyond nine (9) hours in a day shall receive an additional ten (10) minute rest period.

5.11.1 All employees shall receive two (2) fifteen (15) minute rest periods in an eight (8) hour day. These breaks may not be waived.

5.11.2     Employees working beyond nine and three-fourths (9¾) hours in a day are entitled to an additional ten (10) minute rest period.  At the Employer’s option, employees may be sent home ten (10) minutes early (with pay) in lieu of getting this overtime break.

5.12     CLEAN UP: Sufficient time shall be allowed to clean up the plant in order that the employees may leave by their regular quitting time.

SECTION 6.   OVERTIME

6.1     OVERTIME PAY: All work in excess of eight (8) hours in one (1) day and all work in excess of forty (40) hours in one (1) week shall be paid for at the overtime rate, which shall be one and one-half (1-1/2) times the employee’s regular straight-time hourly rate of pay.

Employees shall be paid at one and one-half (1-1/2) times the employee’s regular straight-time rate of pay for all work performed on the sixth (6th) day of the employee’s workweek. All work performed in excess of ten (10) hours in any one (1) day shall be paid for at the overtime rate of two (2) times the employee’s regular straight-time rate of pay. When overtime work is scheduled for Sundays and holidays, such work shall be paid for at the overtime rate of two (2) times the employee’s regular straight-time rate of pay. All work performed either before the employee’s scheduled eight (8) hour shift or after the completion of his/her scheduled eight (8) hour shift, except as provided above, shall be paid for at the rate of one and one-half (1-1/2) times the employee’s regular straight-time rate of pay. In the event an employee is required to report for work earlier than his/her scheduled shift starting time, the Employer shall schedule a minimum of thirty (30) minutes of work time in this period. There shall be no pyramiding of overtime under this Agreement. Extra employees will be given the preference whenever possible to avert overtime.

6.2     DAILY OVERTIME:   The Employer shall post a Volunteer Overtime Sign-up Sheet by all time clocks on Monday of each week.  The sheets will remain posted until Friday of each week.  Employees must indicate their preference for daily and/or Saturday/Sunday overtime, or sixth/seventh day work, or work on contractual holidays.  Employees who wish to volunteer for one or both must sign the sheet by Friday for the next workweek.  If the Employer determines that overtime is needed on a given line or work area, within the job classification, the most senior qualified employee working on that line or work area will be offered such overtime work.  In the event there is an insufficient number of qualified senior employees willing to work the required overtime, such work shall be assigned in order of inverse seniority.

6.3     REPORTING PAY: When an employee is sent out from the Union to a position at the request of the Employer, or is requested by the Employer to report to work, and arriving there on time is not permitted to work, the employee reporting to work shall be given a day’s pay. If an employee arrives late, then he/she may be sent home and the Employer shall not be obligated to

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pay him/her for that day; however, if the employee is allowed to work any part of that day, he/she shall be paid only for the hours actually worked on that day and his/her guarantee shall be proportionately reduced by the hours not worked on that day.

SECTION 7.   HOLIDAYS

7.1     The following holidays shall be recognized and observed annually under this Agreement and eligible employees, set forth in Subsection 7.3 below, shall receive pay for said holidays as if worked:

(1)	New Year’s Day	(6)	Labor Day
(2)	Martin Luther King’s Birthday	(7)	Thanksgiving Day
(3)	President’s Day	(8)	Day after Thanksgiving
(4)	Memorial Day	(9)	Christmas Day
(5)	Fourth of July	(10)	Employee’s Birthday

7.2     EMPLOYEE’S BIRTHDAY:  Each employee shall give his/her Employer notice of his/her birthday at least two (2) weeks prior to the week in which the birthday occurs. When the necessities of the Employer’s business preclude the granting of the holiday on such birthday of the employee, the Employer shall notify the employee during the week in which the employee gave notice of the birthday to the Employer and a change shall be scheduled by mutual agreement in the week preceding or in the week following the week of the employee’s birthday. The Birthday holiday shall apply only to regular employees who have been employed by the Company for one (1) full year. If an employee’s birthday falls on a day which is otherwise considered as a holiday or on a Saturday or Sunday, he/she shall receive an additional day off for the birthday in addition to the holiday on which it falls or may receive pay (eight [8] hours at the straight-time rate of pay) by mutual agreement with the Employer. The Birthday holiday must be taken within each contract year or it shall be lost.

7.3     HOLIDAY PAY ELIGIBILITY:  Nonprobationary employees working their scheduled workday before and their scheduled workday after the holiday shall receive pay for the holiday, except that any employee who is absent due to illness or injury for a period not in excess of thirty (30) days, or death in the immediate family and is, therefore, unable to work the scheduled workday before and the scheduled workday after the holiday shall receive pay for the holiday. If a regular employee worked in the week before Christmas week or in the week following New Year’s Day week, he/she shall be paid for both holidays. Any regular employee on temporary layoff who worked any portion of the week preceding, the week of, or the week following the holiday week shall be paid for the holiday if temporary layoff has not and does not exceed three (3) weeks. Extra employees working the workdays in the week of the holiday shall be paid for the holiday.

7.4     HOLIDAYS FALLING ON SATURDAY/SUNDAY:  When one of the above enumerated holidays falls on Sunday, then Monday shall be considered as the holiday. When one of the above enumerated holidays falls on Saturday, then Friday shall be considered as the holiday.

SECTION 8.   VACATIONS

8.1     VACATION BENEFITS:  All regular employees who have been in the employ of the Employer for at least one (1) year shall be entitled to receive vacation benefits as specified below. Employees going on vacation shall receive pay for said vacation period prior to leaving on vacation.

8.1.1 One (1) week’s (five [5] days) vacation with pay after completion of the first year of service.

8.1.2 Two (2) weeks’ (ten [10] days) vacation with pay after completion of the second year of service.

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8.1.3 Three (3) weeks’ (fifteen [15] days) vacation with pay after completion of the fifth year of service.

8.1.4 Four (4) weeks’ (twenty [20] days) vacation with pay after completion of the fifteenth year of service.

Employees with seniority dates prior to October 1, 1982, who are entitled to four (4) or more weeks of vacation with pay shall be frozen at their current entitlement and shall not accrue further additional vacation benefits by virtue of additional years of Company service or otherwise.

8.2     MULTIPLE WEEK VACATION SCHEDULES:  Where an employee is entitled to three (3) or more weeks of vacation, the employee and Employer may, if they mutually agree, provide that two (2) weeks be taken at one time and the balance taken at one other time during the year, or that two (2) weeks may be taken at one time together with payment in lieu of the balance thereof.

8.3     The principle of seniority shall be observed in the choice of vacation periods. The vacation schedule for the period March 15th of the current year to March 15th of the following year shall be posted by February  1st and selection of the first increment of vacation shall be completed by all employees by March 1st. Selection of the second increment of vacation shall be completed by all employees by March 15th. After this, there shall be no changes in the schedule except in case of severe personal hardship. The Employer shall have the right to designate the number of employees that may be off at any given time, but in no event less than one (1) employee in any one (1) week except for five (5) weeks out of the year marked out by the Employer in consideration of its business needs. If an employee who is entitled to more than three (3) weeks of vacation does not select dates for the fourth, fifth, or sixth weeks by March 15th, he/she may subsequently select dates after September 30th, upon mutual arrangement with the Employer, so long as such selection would not require a change in another employee’s scheduled vacation. An employee who fails to select his/her vacation in a timely manner, as provided in this Section, shall be placed at the bottom of the seniority list for the purpose of selecting vacation dates after the deadline for such selection has passed. In the event the employee has not utilized or made a previous selection of their vacation(s) schedule, the Employer shall have the right to assign those weeks which are remaining within the last three (3) months of the eligible year.

8.4     PRORATED VACATION PAY UPON SEPARATION FROM EMPLOYMENT: Upon termination of employment or change of ownership of a plant, employees shall receive prorated vacation pay based on each full month worked since the employee’s last anniversary date of employment; provided, however, vacation pay shall not be paid during the first year of employment in cases of discharge for cause or voluntary quit, except that on voluntary quits where one (1) week’s notice has been given to the Employer, the employee shall receive prorated vacation pay.

Employment Period	Rate of Accrual

First six (6) months	None
After six (6) months	1/6 week per month
After four (4) years	1/4 week per month

8.5     PRORATED VACATION FORMULA FOR EMPLOYEES WORKING LESS THAN A FULL YEAR:  An employee shall receive full vacation pay at his/her regular weekly rate of pay if he/she works one hundred and eighty (180) days or more during his/her anniversary year. If an employee works less than one hundred and eighty (180) days during his/her anniversary year, he/she shall receive prorated vacation pay. Such prorated vacation pay shall be computed by taking his/her gross earnings during his/her anniversary year, divided by fifty-two (52), and multiplied by the number of weeks of vacation to which the employee is entitled according to his/her length of service. Calculation of vacation under this Subsection is permitted only on an employee’s anniversary date and is not to be used for incomplete years.

8.6     HOLIDAY DURING VACATION:  When a holiday falls within the employee’s vacation period, he/she  shall be eligible for a paid day off at a time mutually agreeable to the employee and

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the Employer except that, if the employee and the Employer mutually agree, the employee may receive pay in lieu of the holiday.

8.7     ESTATE BENEFIT:  In the event of the death of an employee who is eligible for sick leave and vacation pay, his/her estate, or the person legally entitled thereto, shall receive prorated vacation and sick pay computed under the provisions of Subsection 8.4 above and Section 13 Sick Leave, Subsection 13.1 of this Agreement

8.8     VACATION MOBILITY:  The Employer agrees to consider vacation benefits earned with a previous Industry Employer when hiring employees.

SECTION 9.   LEAVES OF ABSENCE

9.1     APPROVED LEAVE OF ABSENCE: The Employer may grant leaves of absence to employees based on the merit of the leave. Request and permission must be in writing. An employee who fails to report for work at the end of a leave of absence shall terminate seniority rights except where the Employer has agreed to extend the leave of absence. A thirty (30) day leave of absence, without pay, shall be allowed where necessary in order to care for necessary details resulting from the death of a member of the employee’s immediate family as defined below. All leaves of absence granted in this Agreement shall be considered as part of the continuous service with the Employer, subject to the limitations outlined in Section 17 Seniority, Subsection 17.3 hereof. When a personal leave of absence is granted to an employee by the Employer, a written notice shall be given to evidence such an arrangement. Employees shall use all vacation time and personal holidays prior to the start of any leave of absence.

9.2     UNION BUSINESS:  Employees chosen by the Union to attend Union business outside the plant shall, with permission of the Employer, be granted a leave of absence without pay, not exceeding thirty (30) days. A request for such leave of absence shall be made at least seven (7) working days prior to the first (1st) day of absence, except that such notice need not be provided for absences to attend collective bargaining negotiations.

9.3     NONPAID FUNERAL LEAVE: In the event of a death of a person other than those identified in this Section, the employee shall be given one (1) day off upon request, without pay, for the purpose of attending the funeral unless the number of requests for attendance at the funeral would unduly hamper the operation of the Employer’s business during the time of the funeral, in which case attendance at the funeral shall be granted on the basis of the order in which the requests were made.

9.4     FUNERAL LEAVE: When a regular full-time employee on the active payroll is absent from work for the purpose of arranging or attending the funeral of a member of his/her immediate family, as defined below, the Employer shall pay him/her for eight (8) hours at his/her regular rate of pay for each day of such absence up to a maximum of three (3) days provided:

9.4.1 The employee notifies the Employer of the purpose of his/her absence on the first day of such absence.

9.4.2 The absence occurs on the day during which the employee would have worked but for the absence.

9.4.3 The day of absence is not later than the day of such funeral except where substantial travel time is required.

9.4.4     Proof of Relationship: The employee, when requested, shall furnish proof satisfactory to the Employer of the death, his/her relationship to the deceased, the date of the funeral, and the employee’s actual attendance at such funeral. For the purpose of this Agreement, a member of the immediate family means the employee’s spouse, child,

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mother, father, sister, brother, mother-in-law, father-in-law, grandparents, grandchildren, stepparents, and stepchildren.

9.5     EXTENDED LEAVE OF ABSENCE:   Employees with one (1) or more years of service with the Employer shall be allowed up to a maximum of eight (8) weeks’ unpaid leave to be taken concurrently with the employee’s regularly scheduled vacation.  Employees desiring to obtain such a leave of absence must notify the Employer at the same time they indicate their vacation preference.  The Employer shall utilize seniority in granting and authorizing requested concurrent vacation and leave of absence.  The Employer shall notify the employee, in writing, authorizing the specific time agreed upon.  Any employee who utilizes the concurrent vacation and leave of absence program shall wait three (3) years to utilize the concurrent program again.  Nothing in this Section shall preclude any employee from requesting or the Employer from granting leaves of absence defined in Subsection 9.1 above.

SECTION 10.   WAGES

10.1 SAUSAGE MAKERS:	4/01/02	4/01/03	4/01/04	4/01/05

	$14.80	$15.05	$15.25	$15.40

10.2 PRODUCTION SPECIALIST:	4/01/02	4/01/03	4/01/04	4/01/05

	$12.00	$12.25	$12.45	$12.60

10.3 PRODUCTION/SANITATION WORKERS:

1st	6 months	$7.00 per hour	6th	6 months	$8.50 per hour
2nd	6 months	$7.50 per hour	7th	6 months	$9.00 per hour
3rd	6 months	$7.75 per hour	8th	6 months	$9.25 per hour
4th	6 months	$8.00 per hour	9th	6 months	$9.50 per hour
5th	6 months	$8.25 per hour	10th	6 months	$10.00 per hour

Employees shall receive the following across-the-board wage increases:

4/1/02	$.25 per hour
4/1/03	$.25 per hour
4/1/04	$.20 per hour
4/1/05	$.15 per hour

10.3.1 ROTATION WORKERS:

1st	6 months	$7.50 per hour	6th	6 months	$9.00 per hour
2nd	6 months	$8.00 per hour	7th	6 months	$9.50 per hour
3rd	6 months	$8.25 per hour	8th	6 months	$9.75 per hour
4th	6 months	$8.50 per hour	9th	6 months	$10.00 per hour
5th	6 months	$8.75 per hour	10th	6 months	$10.50 per hour

10.3.2 MAINTENANCE WORKERS:

1st	6 months	$13.00 per hour	5th	6 months	$14.25 per hour
2nd	6 months	$13.50 per hour	6th	6 months	$14.50 per hour
3rd	6 months	$13.75 per hour	7th	6 months	$14.75 per hour
4th	6 months	$14.00 per hour	8th	6 months	$15.00 per hour

Foreperson:		Seventy-five cents ($.75) per hour above classification rate.
Second Shift:		Thirty cents ($.30) per hour above classification rate.
Third Shift:		Thirty-five cents ($.35) per hour above classification rate.
Leadperson:		Fifty cents ($.50) per hour above classification rate.
Sanitation:		Fifty cents ($.50) per hour premium above classification rate.

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It is also specifically agreed that all employees receiving above-scale rates will maintain such rates and also be eligible for any scheduled wage increase.

10.3.3 WORKSHARE PROGRAM: The Employer agrees to provide for continued participation by the Employer in the California Economic Development Department Workshare program.

10.4    RECORDS: The Employer agrees to keep records of time worked by all employees in such a manner as is prescribed by the applicable provisions of the Fair Labor Standards Act, whether or not that Act actually applies to the Employer. The Employer shall install a time clock for the purpose of keeping accurate records of the hours worked by each employee. Upon request, the Employer shall permit the Union to examine the payroll records of the employees in the bargaining unit at reasonable times during the regularly scheduled working hours.

10.5     BONUS PAYMENTS:  The Employer shall pay to each regular employee on the first pay period following April 1, 1998, a bonus, not to exceed fifty cents ($.50) per hour for all straight-time hours compensated, in addition to wages but subject to payroll taxes. The schedule for the payment of such bonuses is as follows:

July	1998	January	2000	July	2000
October	1998	April	2000	October	2000
January	1999	July	2000	January	2001/2002
April	1999	October	2000	April	2001/2002
July	1999	January	2000	July	2001
October	1999	April	2000	October	2001

10.5.1     In all cases the bonuses will be prorated at Twenty Dollars ($20.00) for each week, or portion thereof, worked for the thirteen (13) week period preceding the payments except for the provision in Section 12.1.1.

10.5.2 For employees hired after ratification of this Agreement, the bonus program shall begin after the employee has completed six (6) months on the job.

SECTION 11.   SUPERANNUATED EMPLOYEES

11.1    Any employee whose earning capacity is limited because of advanced age or other handicaps that may interfere with his/her normal employment activities may be employed on suitable work at a wage agreed upon by the employee, the Employer, and the Union.

SECTION 12.   HEALTH & WELFARE

12.1    The Employer agrees to continue to make payments to the UFCW Wholesale Health Trust Fund for the purpose of paying health and welfare benefits for eligible employees and their eligible dependents.

12.1.1 CONTRIBUTIONS: The Employer agrees, during the term of the Agreement, to make hourly contributions to the UFCW Wholesale Health & Welfare Plan as determined by the Trustees of the Plan.

12.2    Contributions shall be made on all straight-time hours worked and/or compensated for. It is understood that the contributions required on behalf of any employee shall not exceed forty (40) straight-time hours per week or two thousand eighty (2080) straight-time hours in any calendar year. In order to qualify for health and welfare coverage, employees must work or be compensated for a minimum of eighty (80) straight-time hours per month in addition to meeting other eligibility requirements as established by the current plan of benefits.

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12.3    The parties recognize and acknowledge that the regular and prompt payment of Employer contributions to the Fund is essential to the maintenance of the Health and Welfare Plan and, inasmuch as beneficiaries under the Plan are entitled to benefits for the period of time that they may have worked while covered by the Plan even though contributions have not been paid on their behalf by their Employer, that it would be extremely difficult, if not impractical, to fix the actual expense and damage to the Fund and to the Health and Welfare Plan which would result from the failure of an individual Employer to pay such monthly contributions in full within the time provided. Therefore, the amount of damage to the Fund and Health and Welfare Plan resulting from such failure shall be presumed to be the sum of Twenty-five Dollars ($25.00) per delinquency, or ten percent (10%) of the amount of the contribution or contributions due, whichever is greater, which amount shall become due and payable to the Fund as liquidated damages, and not as a penalty, upon the day immediately following the date upon which the contribution or contributions became delinquent, as well as any further sums permitted by law.

SECTION 13.   SICK LEAVE

13.1    ANNUAL ALLOWANCE EFFECTIVE APRIL 1, 1988:   All regular employees shall be entitled to two-thirds (2/3) of one (1) days of leave for every month in which eighty (80) hours (or more) are worked.  Employees who work forty (40) or more hours per month, but less than eighty (80) hours per month, shall be given one-third (1/3) day credit for each such month.  Unused sick and accident leave shall be cumulative to eight (8) days for each year.

13.2    SICK LEAVE PAY:  Sick leave shall commence with the first (1st) day of absence for sickness or accident except as prescribed in Subsection 13.2.1 below. Sick leave shall always be paid for the first (1st) day of absence when the employee is hospitalized or when the first day of absence is the day following an injury incurred on the job for which the employee required medical treatment. A day’s sick and accident benefits shall mean a day’s pay at the rate in effect at the time the employee qualifies to receive the sick and accident benefits and may actually be spread over more than one (1) day to integrate with other payments contemplated in Subsection 13.3 below.

13.2.1     Employees who receive a verbal warning because of six (6) absences shall lose the right to sick leave on the first (1st) day of absence and shall only be able to collect sick leave on the second (2nd) day of absence. The collection of sick leave on the second (2nd) day shall stay in effect until the employee has maintained his/her record at five (5) or less absences in a twelve (12) month period, at which time the employee shall then be eligible for first (1st) day absence sick leave.

13.3    INTEGRATION WITH WORKER’S COMPENSATION OR UNEMPLOYMENT DISABILITY INSURANCE:  An employee who is collecting unemployment compensation disability benefits or worker’s compensation temporary disability benefits, or both, shall not receive sick and accident benefits as provided herein; provided, however, if such unemployment compensation disability benefits or worker’s compensation temporary disability benefits, or both, are less than the amount of the sick and accident benefits provided herein for such period, such employee shall receive sick and accident benefits in addition to such unemployment compensation disability benefits or worker’s compensation temporary disability benefits, or both, in an amount sufficient to equal the amount of sick and accident benefits he/she would have otherwise received as provided herein. All sickness and accident benefit payments due under this Subsection shall be payable on the employee’s regular pay period.

13.4    PROOF OF ILLNESS:  The Employer shall reserve the right to request the employee to produce a medical doctor’s certificate verifying the fact of such illness. An employee may be excused from the requirement to provide medical verification of illness provided the following criteria are met:

13.4.1 The absence does not exceed two (2) days including any holiday which is the day before or after the day of absence.

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13.4.2     Upon request, the employee signs a statement stating he/she was unable to work because of illness which did not require medical attention and that any false statement will be grounds for disciplinary action. The employee and/or doctor must check in at not more than two (2) week intervals with the Company when an employee is out on an illness in order to protect his/her rights under Section 17 Seniority hereof.

13.4.3 The Employee calls his/her supervisor no later than thirty (30) minutes prior to the regular starting time on the day of each such absence stating the reasons for the absence.

13.5    JOB INJURY:  An employee who is injured on the job and does not complete that day’s work or is otherwise not permitted to return to work, shall receive pay for the entire workday and such pay shall not be charged against sick leave or accident leave; provided, the employee is sent home or is otherwise not permitted to work by a medical doctor, chiropractor, or osteopath on the approved list of the insurance carrier of the Company.

13.6    MEDICAL APPOINTMENTS: Visits to the doctor or dentist shall not qualify the employee for sick leave pay. Whenever possible, appointments by reason of illness or noncompensable injury shall be made outside of working hours. Where such appointments must be made during working hours, the employee shall apply to the Employer, in writing, at least two (2) working days prior to his/her appointment date for unpaid time off to keep such an appointment. Time not worked by an employee because of visits to a doctor for an industrial injury shall be paid by the Employer at the employee’s applicable rate of pay. Emergency appointments shall not be subject to the two (2) day rule.

13.7    ACCUMULATION:  An employee who has accumulated eight (8) days of  sick leave with his/her current Employer shall be paid in cash by the Employer the amount of any unused sick leave accumulated over eight (8) days during January of each year. On termination of employment, an employee may apply to his/her last Employer for cash payout of all unused sick leave accumulated with that Employer. No employee who has begun a scheduled vacation, may convert the time off to sick leave instead of vacation because of illness incurred after the vacation began.

SECTION 14.   PENSIONS/RETIREMENT BENEFITS

14.1    CONTRIBUTIONS:  Effective for April 1, 1998, the Company will contribute the sum of One Dollar and twenty-five cents ($1.25) per hour worked or paid for, exclusive of overtime hours, for each individual employed under this Agreement to an I.R.A. (Simplified Employee Pension). Contributions will be made at year end. The parties agree that the contributions to the I.R.A. shall be made no later than January 31st, of the year following the earned credit.

14.2    The Employer agrees that, in the event that an employee terminates anytime prior to year end, he/she shall be eligible for pension contributions earned and payable at year end as per Subsection 14.1 above. For the purpose of this Section, each hour, other than overtime hours, for which payment is made to an employee, shall be deemed to be an hour worked.

14.3    WAITING PERIOD:  For current employees, pension/retirement benefits contributions shall continue to commence after six (6) months of employment for new employees in the Industry.  For employees hired after ratification of the 2002 Agreement, contributions shall commence after twelve (12) months with the Employer.  Employees must be employed until December 31st after completing the first twelve (12) months of employment.

For the purpose of this Section, each hour, other than overtime hours, for which payment is made to an employee, shall be deemed to be an hour worked.

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SECTION 15.   JURY DUTY

15.1    BENEFIT:  An employee who is summoned and reports for jury duty shall receive the difference between jury pay and his/her regular daily rate of pay for each day for which he/she reported for jury duty and/or orientation and on which he/she would normally have worked.

15.2    RETURN TO WORK:  Day-shift employees called for jury duty or examination and excused by the court prior to 12:00 noon shall return to work for the balance of their day shift and shall be paid for the difference between jury pay or examination pay, if any, and their straight-time hours lost. Night- or swing-shift employees called for jury duty or examination and excused by the court prior to 12:00 noon shall report for their regular night-shift or swing-shift work and shall not be eligible for any jury pay under this Section. Night- or swing-shift employees shall not be required to serve on jury duty in the daytime and work night shift or swing shift on the same calendar day, but shall receive the difference between their jury pay and their regular shift pay lost.

15.3    PROOF OF ATTENDANCE:  Employees will present proof of service, including time served and amount of pay received.

SECTION 16.   GENERAL BENEFITS

16.1    All uniforms, caps, gowns, aprons, hoods, with reasonable limited laundry service, oilskin aprons, rubber aprons, rubber boots, knives, steels, whetstones, and other tools of same shall be furnished free of cost to all employees who use them in the performance of their work; and the Employer shall keep the same dressed, sharpened, and otherwise in proper order without cost to the employee.

16.1.1 Rubber Boots, Non-Slip Shoes: Rubber boots or non-slip shoes will be provided by the Employer (up to a cost of $40.00 per year). All shoes are subject to approval by management.

16.2    COMPUTING OVERTIME:  Paid absences from work, such as vacations, holidays, and sick leave, shall be considered as time worked for the purpose of this Agreement but shall not be deemed as time worked for the purpose of computing overtime.

16.3    COMPANY MEETINGS: Time spent in mandatory Company meetings called by the Employer, before or after the day’s work, shall be considered as time worked and shall be paid for in accordance with the provisions of this Agreement.

16.4    MINIMUM WAGE/BENEFITS:  No employee receiving wages, other benefits or privileges, either above the minimum herein or not provided for herein shall have such benefits or privileges taken away by reason of any provisions of this Agreement.  The Employer agrees that no employee shall be compelled or allowed to enter into any individual contract or agreement with his/her  Employer concerning wages, hours of work, and/or working conditions that provide benefits less than the terms and provisions of this Agreement. Where the basis for amounts paid over the wage rates provided for in Section 10 Wages hereof have been specifically set forth, in writing, to the employee, they may be discontinued when the reason for their payment ceases to exist and the employee has been so advised, in writing, with a copy to the Union.

SECTION 17.   SENIORITY

17.1    POSTING: Where a higher-rated position becomes open, the Employer agrees to post notice of such job opening and further agrees to consider (up to three [3] qualifying) employees who apply for such opening, based upon their seniority, attendance, attitude, and work performance. However, in order for an employee to be eligible for the job, application must be made, in writing, within two (2) working days following posting of the notice. Jobs will be posted according to job title and as commonly known. Employees will be given a fair trial for all jobs open

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in the unit. The Employer may promote employees to Working Forepersons without jeopardizing their former rating.

17.2    ACQUISITION OF SENIORITY:  There shall be a forty-five (45) workday probationary period for all new employees, during which time they may be discharged for any reason. Following completion of such period, the employee shall become a regular employee for all purposes under this Agreement; and his/her seniority shall date from the first (1st) day of employment. Seniority shall be applicable among probationary employees as a group when an issue of seniority arises between two (2) or more probationary employees.

17.3    TERMINATION OF SENIORITY: Subject to the provisions of this Agreement, seniority shall be based upon continuous service with the Employer but no employee shall suffer loss of seniority unless he/she:

17.3.1 Is discharged for cause;

17.3.2 Resigns or voluntarily quits;

17.3.3 Is absent from work for six (6) consecutive months, except in cases of approved leaves of absence;

17.3.4 Is absent from work for twenty-four (24) consecutive months due to injury or illness on or off the job;

17.3.5 Is absent from work for more than thirty (30) days due to death in the immediate family (as defined in Section 9 Leaves of Absence) or otherwise;

17.3.6 Fails to return to work within three (3) days after receipt of notice of recall from layoff as provided in Subsection 17.7 below.

17.4    APPLICATION OF SENIORITY: Seniority shall be by classification throughout the Employer’s plant, unless the Employer and the Union agree that seniority is by classification within designated departments of the Employer’s plant.

17.5    LAYOFF/RECALL:  In the reduction of the number of employees due to lack of work, the last employee hired in the classification shall be the first to be laid off and, in recalling, the last employee laid off in that classification shall be the first recalled until the list of employees previously laid off has been exhausted. The Employer shall give written notice of layoff to the employee and the employee shall provide the Employer with his/her current address and telephone number at the time of layoff, and the employee is to keep the Employer advised of any change in address. The Employer agrees that regular employees laid off and not terminated for cause, as defined in Section 4 Discharge, shall have seniority rights on layoffs and rehiring for extra and/or steady jobs subsequently available with the Employer prior to the hiring of any new employees.

17.6    NOTIFICATION OF RECALL: When an employee is recalled to return to work after layoff and he/she cannot be reached by telephone, the Employer shall notify the employee of such recall either by telegram or certified letter addressed to his/her last known address appearing in the Employer’s records and a copy of such communication shall be sent to the Union.

17.7    REPORTING AFTER RECALL: When an employee is recalled after layoff, he/she shall have three (3) business days to report after receipt of such recall. If after three (3) such telegram or certified letter is returned to the Employer unclaimed or undeliverable, such employee’s seniority shall be considered broken and all rights forfeited three (3) business days after the date such telegram or certified letter would have been received. An employee who is recalled from layoff and who, at the time of recall, is working for another Employer in the Meat Industry, shall have sufficient time to complete the workweek in his/her other employment before reporting on the recall so long as he/she informs the Employer who is calling him/her.

17.8    NOTICE OF RETURN: Employees who are absent from work over forty-eight (48) hours shall be required to give the Employer twenty-four (24) hours’ notice of their intention to work.

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17.9    SENIORITY LIST: A seniority list of all employees in the bargaining unit will be posted in the plant and a copy will be given to the Union. Such seniority list shall be revised and brought up to date every six (6) months and a revised copy shall be furnished to the Union.

17.10   EFFECT OF LEAVE ON SENIORITY: An employee who accepts employment elsewhere while on personal leave of absence from his/her Employer shall forfeit his/her seniority rights and he/she shall be considered as a voluntary quit. When a personal leave of absence is granted to an employee by the Employer, a written notice shall be given to evidence such an arrangement. The Employer will abide by the provisions of the Selective Service Act as amended and interpreted or other applicable legislation governing reinstatement rights of employees entering service under such legislation.

SECTION 18.   GRIEVANCE AND ARBITRATION

18.1    GRIEVANCES:  A grievance shall be defined as a matter of dispute which arises over the interpretation and application of any of the Sections of this Agreement.

18.1.1 Any matter of dispute shall be addressed directly by the Union with the Employer or by the Employer with the Union and a settlement attempted.

18.1.2     If the dispute is not settled directly, the grievance shall be referred to the other party, in writing, specifying the complaint and setting forth the facts on which the grievance is based and the contract provision violated. The written grievance must be filed by certified letter or in person within ten (10) calendar days of the date of the occurrence of the dispute, or knowledge thereof, whichever is later.

18.1.3     Unless extended by mutual agreement, an Adjustment Board hearing shall be held within ten (10) calendar days of the date the grievance was filed; provided, however, the parties must have met and attempted to resolve the grievance before any hearing can be convened.

The right to an Adjustment Board hearing or arbitration is lost if the grieving party fails to follow these steps.

18.1.4     An Adjustment Board shall be established and convened for the purpose of hearing and deciding grievances. The Adjustment Board (Board) shall consist of two (2) representatives of the Union and two (2) representatives of the Employer. The Board shall  meet within two (2) weeks of such notification and request, unless the time is mutually extended. In any proceeding before the Adjustment Board, the Employer shall be represented by an Employer representative and the Union member involved shall be represented by the Union. Proceedings before the Board shall be conducted in accordance with the rules of procedure adopted by the Union and the Employer. A majority decision reached by the Board shall be final and binding on all parties. In the event that any matter submitted to the Board cannot be settled within five (5) business days, excluding Saturday, Sunday and holidays, (unless the time is mutually extended), the parties may choose an impartial arbitrator, and the grievance shall be submitted for disposition to the arbitrator, whose decision shall be final and binding on all parties, provided the moving party requests arbitration within ten (10) business days from the date the Adjustment Board met, otherwise the right to arbitration is lost. The parties will request a bench decision from the arbitrator at the close of the arbitration hearing. In the event that the parties cannot agree upon the selection of the impartial arbitrator within five (5) business days, exclusive of Saturday, Sunday, and holidays, the matter submitted shall then be referred to the Federal Mediation and Conciliation Service for a list of arbitrators.

18.2    AUTHORITY: Neither the Adjustment Board nor an arbitrator shall have the authority or power to add to, alter, or amend the terms and provisions of this Agreement.

18.3    EXPENSES: The compensation of the arbitrator and all expenses incurred by the arbitrator and any expense incidental to the work of the Adjustment Board and authorized by it, shall be

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borne one-half (1/2) by the Union and one-half (1/2) by the Employer, provided, however, that this shall not be deemed to include any cost or expense of presentation by either of the parties to the dispute.

18.4    MONEY CLAIMS: A claim of any employee for payment of any additional compensation or sum due under the terms of this Agreement shall not go beyond a thirty (30) day period, unless notified within ten (10) days of the pay period when such claimed sums should have been paid.

SECTION 19.   UNION AFFAIRS

19.1    UNION VISITATION:  Only an authorized representative of the Union shall be allowed to visit the places of business of the Employer which are covered by this Agreement for the purpose of observing working conditions and to confirm that this Agreement is being followed, so long as the representative has first informed management that he/she is on the premises. The visitation right shall be exercised so that employees are not interrupted.

19.2    UNION ACTIVITY:  No employee shall be discriminated against for membership in or legal activity on behalf of the Union.

19.3    UNION SHOP CARD:  The Union Shop Card is the property of the United Food & Commercial Workers International Union, AFL-CIO & CLC and is loaned for display to the Employer who signs and abides by this Agreement. The Union Shop Card can and may be removed from any establishment by the Union officials for any violation of this Agreement. The Union Shop Card shall be displayed prominently and visible to the public.

19.4    DUES CHECKOFF: The Company, for its employees, shall, for the duration of this Agreement between the parties, deduct from the first pay of each month Union dues for the current month and promptly remit same to the Union. The initiation fees of the Union shall be deducted by the Company and remitted to the Union in the same manner as dues’ collections. No deduction, either for dues or initiation fees, shall be made by the Employer unless specifically authorized by the individual employee by signed authorization card.

19.5    STEWARDS:  Stewards may be designated by the Union.

19.6    BULLETIN BOARDS: The Employer and the Union shall jointly provide and share a glassed-in and lockable bulletin board in the employee’s lunch room for the purpose of posting notices of official Union business and other information, such as times and places of meetings.

SECTION 20.   WORKING CONDITIONS AND SAFETY

20.1    FIRST-AID EQUIPMENT:  The Employer shall be responsible for the installation and maintenance of first-aid equipment, and it shall be kept throughout the plant in places readily and conveniently accessible to the employees.

20.2    FLOOR COVERING/PROTECTIVE CLOTHING:  A suitable floor covering shall be provided so that no employee shall need to stand or traverse any limited work area on concrete or concrete- substitute flooring. The Employer shall furnish mesh gloves (when required) and protective aprons for all employees who use a knife in the performance of their work. Such equipment and hard hats, where furnished by the Employer, shall be worn by the employees. Where the employees wear cotton gloves on the job, the Employer will provide them at no expense to the employees so long as they are treated with care and benefit is not abused.

20.3    GOVERNMENTAL REGULATIONS:  All sanitary and safety regulations of federal, state, and local governments shall prevail in all departments. Failure to follow such regulations shall be considered insubordination subject to disciplinary action.

20.4    INJURIOUS WORKING CONDITIONS: Pasteur-Ray lamps or other working conditions which are injurious to the health and safety of the employees shall be directed to the attention of

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the Employer at which time the Employer shall immediately investigate the alleged condition, shall meet with representatives of the Union to discuss the alleged condition, and shall immediately take the necessary steps and measures to correct such condition if found to be injurious.

20.5    EFFICIENT OPERATIONS:  Policy regarding speed of operation shall be made on the basis of fairness and equity, consistent with quality of workmanship, efficiency of operations, and the reasonable working capacity of normal operation. Any dispute which may arise with respect to workloads shall be subject to the grievance procedure under Section 18 of this Agreement.

SECTION 21.   JOB SECURITY

21.1    NEW METHODS OF OPERATION: The parties to this Agreement have discussed new methods of operation and subcontracting of work being performed by bargaining unit employees and agree that both parties shall discuss the effects of additional new methods of operation and subcontracting on job security of the employees and will work to that end. When additional subcontracting of any existing operation or new method of operation becomes necessary or desirable, the Employer will notify the Union. The Union shall discuss the effects on the job security of the employees and the parties will meet for that purpose. The Employer agrees to delay layoffs caused by subcontracting or new methods of operation until at least thirty (30) days subsequent to its notice to the Union of its intention so that the parties have ample time to suggest methods of solving layoff problems. The Employer shall furnish the Union facts and suggestions with regard to jobs available in the Employer’s plant and methods of solving layoff.

SECTION 22.   SEPARABILITY

22.1    The provisions of this Agreement are deemed to be separable to the extent that if and when a court of last resort adjudges any provision of this Agreement in its application between the Union and the undersigned Employer to be in conflict with any law, such decision shall not affect the validity of the remaining provisions of this Agreement, but such remaining provisions shall continue in full force and effect, provided further, that in the event any provision or provisions are so declared to be in conflict with law, both parties shall meet within thirty (30) days for the purpose of renegotiation and agreement on the provision or provisions so invalidated.

SECTION 23.   TRANSFER OF OWNERSHIP

23.1    In the event of change of ownership of the operation, whether it be voluntary, involuntary, or by operation by law, the Employer shall immediately pay off all obligations, including accumulated wages, pro rata of earned vacations, sick and accident contributions, accumulated prior to the date of the change of ownership. If any Owner or Employer hereunder sells, leases, or transfers its business or any part thereof, whether voluntary, involuntary, or by operation of law, it shall be the Owner’s or Employer’s obligation to advise the successor, lessee, or transferee of the existence of this Agreement and such successor, lessee, or transferee shall be bound fully by the terms of this Agreement and shall be obligated to pay the wages, vacations, sick and accident contributions, and comply with all other conditions of this Agreement in effect at the time of the sale, lease, or transfer; and in the event the seller or transferor fails to pay its obligations hereunder, shall assume all obligations of this Agreement in the place and stead of the Employer signatory thereto the same as if the successor, lessee, or transferee had been the Owner or Employer from the beginning.

Before completion of any such transfer, the Employer shall give written notice to the buyer, with a copy to the Union, of the existence of this Agreement, furnish the buyer with a copy of this Agreement, and call the buyer’s attention particularly to this Section concerning transfer of ownership.

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SECTION 24.   SAVINGS CLAUSE

24.1    If any contract provision may not be put into effect because of applicable legislation, executive order, or regulations dealing with wage or price stabilization then such provision, or any part thereof, shall become effective at such time, in such amounts, and for such periods as will be permitted by law at any time during the life of this Agreement and any extension thereof with prospective effect.

SECTION 25.   DRIVERS

25.1    PROTECTIVE GOWNS: Drivers may be required to wear protective gowns which will be provided by the Employer. A Driver who is required to handle product which causes excessive soil on the gown may request, and the Employer shall provide, a second gown and/or oilskin apron to give adequate protection to his/her clothes.

25.2    OVERNIGHT TRIPS: Drivers who are required to be out of town overnight in the interest of the Employer shall be paid all reasonable actual expenses for meals and lodging as substantiated with vouchers.

25.3    NIGHT DEPOSITORY: The Employer will provide a night depository or make other arrangements so that Drivers will not be required to keep money collected overnight.

SECTION 26.   NO STRIKE OR LOCKOUT

26.1    During the term of this Agreement, there shall be no strike, sympathy strikes, picketing, or lockouts pending or following any decision by an Adjustment Board or arbitrator, nor shall there be a stoppage of work in violation of any other provision of this Agreement. Nothing herein shall preclude the Union or its members from honoring lawful picket lines or strikes during the term of this Agreement.

SECTION 27.   EXTENSION AND SCOPE

27.1    This Agreement shall be binding upon the heirs, executors, administrators, and assigns of the parties hereto. This Agreement shall remain in full force and effect from the 1st day of April 2002, to and including the 2nd day of April 2006, and shall be automatically renewed from year to year thereafter unless either party, at least sixty (60) days prior to April 2, 2006, or at least sixty (60) days prior to April 2nd of any succeeding term, shall notify the other party, in writing, of its intention and desire to change, modify, or terminate this Agreement.

In the event this Agreement is reopened pursuant to the provisions hereof and no agreement is reached within sixty (60) days of such reopening, then nothing herein contained shall be construed to prevent the Union from taking strike action or other economic action desired by it, or the Employer the right to lockout.

FOR THE EMPLOYER: SWISS AMERICAN SAUSAGE CO.		FOR THE UNION: UNITED FOOD & COMMERCIAL WORKERS UNION 588-NORTHERN CALIFORNIA

JACK L. LOVEALL, PRESIDENT

By	/s/ THEODORE ARENA	By	/s/ JACK L. LOVEALL

Date:	6/6/02	Date:	6/4/02

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